SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)

                              (AMENDMENT NO. 1) 1/

                           Spinnaker Industries, Inc.
                                (Name of Issuer)

                      Common Stock, no par value per share
                         (Title of Class of Securities)

                                   848926101
                                 (CUSIP Number)

                                May 1, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      __
     /__/   Rule 13d-1(b)

      __
     /X_/   Rule 13d-1(c)

     __
    /__/    Rule 13d-1(d)


_______________

     1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover p`age.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 848926101                13G                        Page 2 of 5 Pages

======== ===============================+======================================
 1       NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         S.D. Warren Company

======== ======================================================================
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)
                                                             (A)
          N/A                                                (B)

======== ======================================================================
 3       SEC USE ONLY

======== ======================================================================
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         The Commonwealth of Pennsylvania

=========================== ======== ==========================================
                             5       SOLE VOTING POWER

   NUMBER OF                          0
   SHARES                   ======== ==========================================
   BENEFICIALLY              6       SHARED VOTING POWER
   OWNED BY
     EACH                             0
   REPORTING                ======== ==========================================
     PERSON                  7       SOLE DISPOSITIVE POWER
     WITH
                                      0
                            ======== ==========================================
                             8       SHARED DISPOSITIVE POWER

                                      0
===============================================================================
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

===============================================================================
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A

===============================================================================
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0

======== ======================================================================
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

CUSIP NO. 848926101                13G                        Page 3 of 5 Pages


ITEM 1(A).   NAME OF ISSUER:

             Spinnaker Industries, Inc., a Delaware corporation (the "Company")

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             600 N. Pearl Street, Suite 2160
             Dallas, TX 75201

ITEM 2(A).   NAME OF PERSON FILING:

             S.D. Warren Company

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             225 Franklin Street
             Boston, MA 02110

ITEM 2(C).   CITIZENSHIP:

             The Commonwealth of Pennsylvania

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock, no par value per share, (the "shares")

ITEM 2(E).   CUSIP NUMBER:

             848926101

   CUSIP No. 848926101        13G                            Page 4 of 5 Pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable; filed pursuant to Rule 13d-1(c).

ITEM 4.   OWNERSHIP:

          Not applicable.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               [X]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

CUSIP NO. 848926101                13G                        Page 5 of 5 Pages


ITEM 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             May 1, 1998
                                                (Date)


                                           By:  /s/ Sarah G. Manchester
                                                Name:  Sarah G. Manchester
                                                Title: Assistant Secretary and
                                                       Assistant General
                                                      Counsel